EXHIBIT 2.2

                              EMPLOYMENT AGREEMENT
                              --------------------


     This Employment Agreement ("Agreement") is made as of the 12th day of June, 1991, between NUVISION, INC., a Michigan corporation ("Company"), and JONATHAN E. RAVEN, an individual residing at 2556 Dustin, Okemos, MI ("Employee").

                                    RECITALS
                                    --------

     1. The Company is engaged in the business of optical retailing. Employee is currently employed as President Chief operating Officer of Company pursuant to an employment agreement (the "Employment Agreement") dated June 18, 1988 and as amended on April 17, 1989, and March 1, 1990.

     2. Employee possesses unique skills, knowledge, and experience relating to the Company's business.

     3. The Company wishes to continue to secure the services of Employee as President Chief Operating Officer, and Employee wishes to perform such services for Company on the terms and conditions hereinafter set forth.

     4. The Company also wishes to be assured of the objectivity of Employee in evaluating any potential offers the effect of which would be a change of control of the Company, and in advising whether he believes any potential change of control is in the best interests of the Company and its shareholders.
Company further wishes to be assured of the dedication of Employee to maximizing the value to be received by shareholders of the Company in the circumstances of negotiating or otherwise responding to any proposed change of control, and to be assured of the continuity of Employee during such time as any proposed change of control is under negotiation or otherwise pending.

     5. Board of Directors, which has approved the execution of this Agreement) and Employee wish to execute this Agreement.

                                    AGREEMENT
                                    ---------

     The parties agree as follows:

     1.   Definitions.  As used in this Agreement, the terms identified below
          -----------
shall have the meanings indicated, and variants and derivatives of the following terms shall have correlative meanings.

     "Auditors" means the independent auditing firm retained by the Company as of the time immediately preceding a Change of Control.

     "Board" means the Board of Directors of the Company.

     "Cause" means (i) the willful and continued failure by Employee to substantially perform his duties hereunder; (ii) any willful, intentional, or grossly negligent act by Employee having the demonstrable effect of substantially injuring the reputation or business of the Company; or (iii) conviction of Employee of any crime which constitutes a felony. No act, or failure to act, on Employee's part shall be considered "willful" unless done, or not done, by Employee not in good faith and without reasonable belief that the act or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until the Company shall have delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire Board at a meeting of the Board called and held for the purpose (after reasonable notice to Employee and an opportunity for Employee, together with counsel selected by Employee, to be heard before the Board), finding that in the good faith opinion of the Board Employee engaged in the conduct set forth above in clauses (i), (ii), and (iii) in the first sentence of this subsection and specifying the particulars thereof in detail.

     "Change of Control" means any of the following (whether consisting of one event or a series of events) subsequent to the Effective Date: (a) the acquisition (or disclosure of the previous acquisition of) by any Person of the ownership (of record or beneficial) and/or voting rights in respect of shares of the Company's outstanding stock of any class which results in such Person possessing or having the right to possess, in the aggregate, 30 percent or more of the total voting power exercisable by all the Company's shareholders (for purposes of the foregoing, 'acquisition' shall not include any acquisition by gift, will, or by the laws of descent and distribution); or (b) the merger by the Company into or the consolidation by the Company with any Person which will result in the shareholders of Company immediately prior to such merger or consolidation possessing less than 70% of the total voting power exercisable by all of the shareholders of the surviving or resulting corporation or other entity; or (c) the transfer by the Company of all or substantially all of its assets to any Person; or (d) when at least half of the members of the Board are not Incumbent Directors.

     "Competitive Business" means any business of optical retailing (other than a business of Company) in any state in which the Company does business.

     "Confidential Information" means with, respect to the affairs of the Company, any information, data, figures, sales figures, -projections, estimates, customer lists, tax records, personnel history, accounting procedures, promotions, manuals, procedures, and any writings or conversations concerning the foregoing.

     "Disability" means a physical or mental incapacity which is incurred subsequent to a Potential Change of Control which would allow Employee to receive benefits under the Company's long-term disability income plan (or any substitute plans adopted prior to a Change of Control).

     "Effective Date" means June 12, 1991.

     "Expiration Date" means June 30, 1992.

     "Incapacity" means incapacity due to physical or mental illness (other than an incapacity which constitutes a Disability), as a result of which Employee has been receiving payments under the Company's long-term disability income plan, or any substitute plan adopted prior to a Change of Control, for a period of twelve
(12) consecutive months. Company may terminate employment for Incapacity if, within thirty (30) days after written notice of termination is given, Employee shall not have returned to the full-time performance of his duties.

     "Incumbent Directors" means (a) the members of the Board as of the Effective Date and (b) any individual who subsequently becomes a member of the Board if his election or nomination for election as a director was approved by a vote of at least a majority of the then Incumbent Directors.

     "Person" means any person (other than Employee), firm, corporation, partnership, joint venture, or other entity or an affiliated group including any Person (other than Employee).

     "Potential Change of Control" means (a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; (b) any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change of Control; (c) any Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities; or
(d) the Board adopts a resolution to the effect that a Potential Change of Control for purposes of this Agreement has occurred.

     2.   Employment.   The Company hereby agrees to continue to employ Employee
          ----------
as President Chief operating officer of the Company. Employee shall devote full time and attention (during normal business hours) exclusively to the performance of his duties hereunder. Employee will perform his duties faithfully, competently, diligently, and to the best of his ability, and subject to all of Company's policies, rules and regulations from time to time applicable to its employees. Employee shall not be required to relocate or to perform services (apart from normal travel incidental to the performance of Employee's duties) under this Agreement outside of a 50-mile radius of Flint, Michigan. Employee further agrees that subject to the terms and conditions of this Agreement, in the event of a Potential Change of Control, Employee will not cease employment with the Company for a period of six months from the occurrence of such Potential Change of Control.

     3.   Term.  The term of this Agreement shall commence on the Effective Date
          ----
and expire on the Expiration Date unless sooner terminated pursuant to Section
6. Following the Expiration Date, this Agreement shall continue for successive one-year terms unless cancelled pursuant to Section 8 or terminated pursuant to
Section 6.

     4.   Compensation.  As full compensation for the services of Employee,
          ------------
Company shall provide Employee with the following salary and benefits:

          a.   Base Salary.  Base salary, payable in monthly installments in
               -----------
advance at the annual rate of $175,000.

          b.   Plans.  Participation in the incentive compensation plans and the
               -----
stock option and stock appreciation rights plan of Company.

          c.   Expenses.  Reimbursement for necessary and reasonable business
               --------
expenses incurred by Employee in his employment.

          d.   Fringe Benefits.  Participation in all employee benefit plans and
               ---------------
arrangements commensurate with Employee's position and length of service which are presently or hereafter made generally available to full-time employees of the Company, including, but not limited to, full-time use of Company's automobiles. Company also agrees to pay Employee's dues for the Michigan and American Bar Associations.

          e.   Vacation.  Four weeks of paid vacation each year.
               --------

     5.   Deductions.  The Company shall have the right to deduct from the
          ----------
compensation payable to Employee social security taxes, and all federal, state and municipal taxes and charges as may now be in effect or which may hereafter be required as charges on the compensation of Employee.

     6.   Termination.  This Agreement and Company's unaccrued obligations
          -----------
hereunder shall terminate as follows:

          a.   Death.  Upon death of Employee.
               -----

          b.   Incapacity.  If, as a result of Employee's incapacity due to
               ----------
physical or mental illness, Employee shall be absent from his duties hereunder for twelve (12) consecutive months, and if, within 30 days after written notice of the Company's intention to terminate this Agreement, Employee shall not return to the satisfactory performance of his duties on a full-time basis, Company may terminate this Agreement for "Incapacity."

          c.   Cause.  Company may terminate this Agreement for Cause at any
               -----
time effective immediately upon notice to Employee.

     7.   Compensation upon Termination or During Incapacity.  During any period
          --------------------------------------------------
that Employee fails to perform his duties as a result of Incapacity, Company shall continue to pay base salary (and Employee shall be entitled to all other benefits and provisions under this Agreement) at the rate in effect at the commencement of such Incapacity until this Agreement is terminated pursuant to
Section 6(b); provided, however, that the obligations of Company under this
Section 7 shall be reduced by the amount of any disability income insurance payments or workers compensation payments Employee may receive during Incapacity under any state plan or policy carried by Company of which Employee is a beneficiary. Upon termination of employment, this Agreement shall terminate and Company shall have no further obligation to Employee except to the extent Employee is otherwise entitled to any accrued payments or benefits hereunder or under any benefit plan or program of Company.

     8.   Cancellation.
          ------------

          a.   By Employee.  By notice to Company, Employee may, at any time and
               -----------
for any reason, cancel (subject to the terms of Section 8c) this Agreement effective six months (the "Cancellation Date") from the date of the notice (the "Notice Date").

          b.   By Company.  By notice to Employee, Company may, at any time and
               ----------
for any reason, cancel (subject to the terms of Section 8c) this Agreement effective twelve months (also, the "Cancellation Date") from the date of the notice (also, the "Notice Date").

          c.   Continuing Obligations and Status.
               ---------------------------------

               i.   Salary and Fringe Benefits.  Following cancellation pursuant
                    --------------------------
to Section 8a, Company shall, subject to Section 8c) continue (1) for and during the six-month period following the Cancellation Date, to pay Employee his salary "Salary") in effect as of the Notice Date, and (2) for the 12-month period (the "Severance Period") following the Cancellation Date, to provide Employee all his fringe benefits in effect as of the Notice Date. Following cancellation pursuant to Section 8b, Company shall, for and during the Severance Period, pay (subject to Section 8civ) Employee Salary and provide all his fringe benefits in effect as of the Notice Date.

               ii.  Payments.  Following any cancellation under this Section 8,
                    --------
Company shall pay Employee $50,000 upon the Cancellation Date. In addition, Employee shall be entitled to payment under Section 10 if (and only if) a Change of Control occurs prior to the Cancellation Date.

               iii. Bonus.  Subject to the terms of the then-current incentive
                    -----
compensation plan, Employee shall, following any cancellation under this Section 8, be entitled to his annual bonus (pro-rated, as described below) for the last calendar year in which Employee either (i) was employed by Company or (ii) offered to continue employment with Company, provided that Employee shall be so entitled if and only if Employee either is employed or offers to continue employment through June 30 of the calendar year in question. The bonus will be equitably pro-rated on the basis of the number of days in the calendar year that the employee is employed or offers to be employed.

               iv.  Separation Incentive.  If Employee, during the Severance
                    --------------------
Period, obtains other employment, Employee will (prior to beginning such employment) notify Company of the date (the "New Employment Date") Employee will begin new employment. Employee will then be entitled to receive an amount ( the "Separation Incentive") defined below.

                    (a)  Separation Incentive.  The Separation Incentive will be
                         --------------------
50% of the Salary Employee would otherwise have received for the period commencing the New Employment Date through the end of the Severance Period.

                    (b)  Payment of Separation Incentive.  Company will pay
                         -------------------------------
Separation Incentive to Employee in equal installments, with the first installment due on the first day of the first month following the New Employment Date, and each subsequent installment shall be due on the first day of each subsequent month remaining in the Severance Period.

                    (c)  Entitlement to Benefits.  Effective the New Employment
                         -----------------------
Date, Employee will no longer be entitled to Salary or fringe benefits. Notwithstanding the foregoing, Employee will (a) at any time up to thirty days following the New Employment Date, have the option to buy his Company car at its then-current book value and (b) be entitled to continuation of health and medical coverage (for Employee and his family) from Company through the earlier of (i) 90 days following the New Employment Date and (ii) the date such coverage begins for Employee at his new employment.

     9.   Confidentiality.  Employee acknowledges that (i) the business in which
          ---------------
the Company is engaged is intensely competitive and that employment by the Company will require that Employee have access to and knowledge of Confidential Information; (ii) the disclosure of any of the Confidential Information to existing or potential competitors of the Company would place the Company at a serious competitive disadvantage; (iii) by Employee's training, experience and expertise, Employee's service to the Company will be special and unique; and (iv) if Employee leaves the Company's employ to work for a Competitive Business, in any capacity, it would cause the Company irreparable harm. Accordingly, Employee agrees that during the term of this Agreement and (a) in the case of cancellation pursuant to Section 8, through the Severance Period or (b) in the case of termination under Section 6, six months from Employee's last day of employment:

          a. Employee will not communicate, divulge, or disclose any Confidential Information to any Person other than an agent, employee, or director of Company.

          b. Employee will not engage, directly or indirectly, in any capacity (whether as officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) or have an interest in, or be associated with, any Competitive Business.

     Notwithstanding anything to the contrary in this Agreement, Employee shall, at any time, be permitted to copy for his personal or professional use all legal forms or materials (including, without limitation, research files) which he has used or developed in connection with his employment.

     10.  Payment Upon Change of Control.  Upon a Change of Control, Company
          ------------------------------
shall immediately pay Employee $250,000 or (at the option of Company) execute and deliver to Employee a promissory note (in form and substance reasonably acceptable to Employee) in favor of Employee, in the principal amount of $250,000, bearing simple interest of 10% per annum, and providing for twenty-four consecutive and equal monthly payments of principal, plus interest on the outstanding amount, with the first payment due on the first day of the first month following the Change of Control and each subsequent payment due on the first day of each subsequent month. The note will provide that (a) default by Company in timely remitting any payment shall accelerate the remaining balance and (b) Employee shall be entitled to recover all costs and fees incurred in collection thereof.

     11.  Cooperation With Employer.  Following any termination of this
          -------------------------
Agreement, Employee shall fully cooperate with Company in all matters relating to the winding up of his pending work on behalf of Company and to the orderly transfer of any such pending work to other employees of Company as may be designated by Company.

     12.  Intellectual Property Rights.  All right, title and interest of every
          ----------------------------
kind and nature whatsoever, whether now known or unknown, in and to any intellectual property, including any inventions, patents, trademarks, copyrights, films, scripts, ideas, plans, creations and properties invented, created, written, developed, furnished, produced or disclosed by Employee, in the course of rendering Employee's services to Company under this Agreement shall, as between the parties hereto, be and remain the sole and exclusive property of Company for any and all purposes and uses whatsoever, and Employees shall have no right, title or interest of any kind or nature therein or thereto, or in and to any results and proceeds therefrom.

     13.  Return of Property.  Upon termination of this Agreement, regardless of
          ------------------
how termination may be effected, or whenever requested by Company, Employee shall immediately turn over to Company all of Company's property, including all items used by Employee in rendering services hereunder or otherwise, that may be in Employee's possession or under his control.

     14.  Governing Law.  This Agreement is made and entered into in the State
          -------------
of Michigan, and the laws of Michigan shall govern its validity and interpretation and the performance by the parties hereto of their respective duties and obligations hereunder.

     15.  Entire Agreement.  This instrument contains the entire agreement of
          ----------------
the parties. It may not be changed orally but only by an agreement in writing signed by both parties.

     16.  Notices.  Any notice, request, demand or other communication hereunder
          -------
shall be in writing and shall be deemed to be duly given when personally delivered to an officer of Company or to Employee, as the case may be, or when delivered by certified mail (return receipt requested) at the following address:

     TO COMPANY:                   TO EMPLOYEE:

     Chairman of the Board         Jonathan E. Raven
     NuVision, Inc.                2556 Dustin
     P.O. Box 2600                 Okemos, MI 48864
     Flint, MI 48501

     17.  Section Headings.  Section and other headings contained in this
          ----------------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     18.  Attorney Fees.  In the event of any litigation arising out of this
          -------------
Agreement, the non-prevailing party will pay the expenses of the prevailing party, including, without limitation, reasonable attorney fees.

     19.  Partial Invalidation.  Should any valid federal or state law or final
          --------------------
determination of any administrative agency or court of competent jurisdiction affect any provision of this Agreement, the provision or provisions so affected shall be automatically conformed to the law or determination and otherwise this Agreement shall continue in full force and effect.

     20.  Successors and Assigns.  This Agreement shall inure to the benefit of
          ----------------------
and be binding upon the successors and assigns (including successive, as well as immediate, successors and assigns) of the Company. The obligations of this Agreement may not, however, be transferred by the Company. If the Company transfers to any other Person substantially all of its business and assets by merger, consolidation, sale of assets or otherwise, the Company must transfer its obligations hereunder to such other Person and such other Person must accept such transfer and assume the obligations of the Company imposed hereby. Company shall notify the Employee in writing within the thirty (30) day period following any transfer of business and assets that the transferee has accepted the transfer and assumption of the Company's obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon the heirs and assigns (including successive, as well as immediate, assigns) of Employee. The rights of Employee under this Agreement may be assigned only to his personal representative or by will or pursuant to applicable laws of descent and distribution. If Employee should die while any amount would still be payable to Employee under this Agreement if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with this Agreement to Employee's personal representative or by will or pursuant to applicable laws of descent and distribution.

     21.  Supersession.  This Agreement, upon its execution by both parties;
          ------------
shall supersede the Employment Agreement as of the Effective Date.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed to be effective as of the Effective Date.

                              NUVISION, INC.


                              By:  /S/ ELI SHAPIRO
                                  --------------------------
                                  Eli Shapiro
                              Its: Chairman of the Board


                               /S/ JONATHAN E. RAVEN
                              ------------------------------
                              Jonathan E. Raven

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


     First Amendment made as of January 1, 1992, by and between NUVISION, INC., a Michigan corporation ("Company"), and JONATHAN E. RAVEN ("Employee").

                                    RECITALS

     A. Pursuant to an employment agreement (the "Employment Agreement") dated as of June 12, 1991, Company continued to employ Employee as President Chief Operating officer.

     B. The parties wish to amend the Employment Agreement to take into account a new base salary of Employee.

                                    AGREEMENT

     The parties agree as follows:

     1. SALARY. Effective January 1, 1992, the base salary of Employee is $187,500.

     2. RATIFICATION. In all other respects, the parties affirm and ratify the Employment Agreement.

                              NUVISION, INC.


 /S/ JONATHAN E. RAVEN        By: /S/ ELI SHAPIRO
- ---------------------------      -------------------------
Jonathan E. Raven                Eli Shapiro
                              Its: Chairman of the Board

                    Second Amendment to Employment Agreement
                    ----------------------------------------


     Second Amendment (the "Amendment") made as of January 4, 1994, by and between NUVISION, INC., a Michigan corporation ("Company"), and JONATHAN E. RAVEN ("Employee").

                                    Recitals
                                    --------

     A. Pursuant to an employment agreement (the "Employment Agreement") dated as of June 12, 1991 and amended as of January 1, 1992, Company continued to employ Employee as President Chief Operating Officer.

     B.   The parties wish to amend the Employment Agreement.

                                    Agreement
                                    ---------

     1.   Salary.  Effective January 1, 1994, the base salary of Employee shall
          ------
be $195,000.

     2.   The paragraph entitled "Change of Control" shall be replaced by the
                                 -------------------
following:

     Change of Control.  "Change of Control" means any of the following (whether
     -----------------
consisting of one event or a series of events) subsequent to the Effective Date:
(a) the acquisition (or disclosure of the previous acquisition of) by any Person of the ownership (of record or beneficial) and/or voting rights in respect of shares of the Company's outstanding stock of any class which results in such Person possessing or having the right to possess, in the aggregate, 40% or more of the total voting power exercisable by all the Company's shareholders (for purposes of the foregoing, "acquisition" shall not include any acquisition by gift, will, or by the laws of descent and distribution); or (b) the merger by the Company into or the consolidation by the Company with any Person which will result in the shareholders of Company immediately prior to such merger or consolidation possessing less than 60% of the total voting power exercisable by all the shareholders of the surviving or resulting corporation or other entity; or (c) the transfer by the Company of all or substantially all of its assets to any Person; or (d) when at least half of the members of the Board are not Incumbent Directors.

     Notwithstanding the foregoing, in the event that any current shareholder who possesses or has the right to possess, in the aggregate, more than 35% of the total voting power exercisable by all the Company's shareholders ceases to possess or has the right to possess, in the aggregate, at least 30% of the same, and another Person, whether or not a shareholder as of the Effective Date, attains the right to possess or has the right to possess, in the aggregate, or actually possesses or controls, more than 35% of the same, then a Change of Control shall be deemed to have occurred.

     3.   Cancellation.  The following parts only of Section 8 ("Cancellation")
          ------------
of the Employment Agreement shall be replaced by the following language:

          a.   By Employee.  by notice to Company, Employee may, at any time and
               -----------
for any reason, cancel (subject to the terms of Section 8c of the Employment Agreement) this Amendment effective any time (the "Cancellation Date").

          b.   By Company.  By notice to Employee, Company may, at any time and
               -----------
for any reason, cancel (subject to the terms of Section 8c of the employment Agreement) this Agreement effective immediately (the "Cancellation Date" or Notice Date").

          c.   Continuing Obligations and Status.
               ---------------------------------

               i.   Salary and Fringe Benefits.  Following cancellation pursuant
                    --------------------------
to Section 8a of the Employment Agreement, should Company request Employee to defer the cancellation of this Agreement for up to six months, then for each month Employee agrees to and does defer the cancellation at the request of the Company, Company shall continue (1) to pay to Employee, during the corresponding period after the Cancellation Date, his salary ("Salary") in effect as of the Notice Date, and (2) for a corresponding period (the "Severance Period") following the Cancellation Date, to provide Employee all his fringe benefits in effect as of the Notice Date. Notwithstanding the foregoing, in the event Employee enters new employment during the Severance Period and Employee and his family become eligible to participate in another equivalent health and medical plan, then the Company shall no longer be obligated to provide such coverage to Employee or his family. Following cancellation pursuant to Section 8b of the Employment Agreement, Company shall, for and during the Severance Period, pay (subject to Section 8civ of the Employment Agreement) Employee Salary and provide all his fringe benefits as of the Notice Date.

               ii.  Payments.  Following any cancellation under Section 8 of the
                    --------
Employment Agreement, Company shall pay Employee $50,000 upon the Cancellation Date. In addition, Employee shall be entitled to payment under Section 10 of the Employment Agreement if (and only if) a Change of Control occurs prior to the Cancellation Date. Following cancellation pursuant to Section 8b, during the Severance Period, any stock options granted to Employee prior to the Cancellation Date shall remain in effect; and, in the event a Change of Control should occur prior to or during the Severance Period, the Company shall be obligated to pay to Employee the amount called for in Section 10 of this Amendment, entitled "Payment Upon Change of Control."

               iii. Bonus.  Subject to the terms of the then-current incentive
                    -----
compensation plan, Employee shall, following any cancellation under this Section 8 of the Employment agreement, be entitled to his annual bonus (pro-rated, as described below) for the last calendar year in which Employee either (i) was employed by Company or (ii) offered to continue employment with Company, provided that Employee shall be so entitled if and only if Employee either is employed or offers to continue employment through June 30 of the calendar year in question. The bonus will be equitably pro-rated on the basis of the number of days in the calendar year that Employee is employed or offers to be employed.

          iv.  Option to Purchase Car.  At any time within 30 days after the end
               ----------------------
of the Severance Period, Employee shall have the option to buy his Company car at its then-current depreciated value on the Company's Books.

     4.   Ratification.  In all other respects, the parties affirm and ratify
          ------------
the Employment Agreement.

EMPLOYEE:                     NUVISION, INC.


 /S/ JONATHAN E. RAVEN        By: /S/ ELI SHAPIRO
- ---------------------------      -------------------------
Jonathan E. Raven                Eli Shapiro
                              Its: Chairman of the Board

                     Third Amendment to Employment Agreement
                     ---------------------------------------

     Third Amendment (the "Amendment") made as of January 1, 1995, by and between NuVision, Inc., a Michigan corporation ("Company"), and Jonathan E. Raven ("Employee").

                                    Recitals
                                    --------

     A. Pursuant to an employment agreement (the "Employment Agreement") dated as of June 12, 1991, Company continued to employ Employee as President Chief Operating Officer.

     B. The parties wish to amend the Employment Agreement to take into account a new base salary of Employee.

                                    Agreement
                                    ---------

     1.   Salary.  Effective January 1, 1995, the base salary of Employee shall
          ------
be $208,650.

     2.   Life Insurance.  Employee shall receive life insurance in the total
          --------------
amount of $350,000.

     3.   Disability Insurance.  Employee shall receive a long-term disability
          --------------------
insurance providing 70% of regular earnings to a maximum of $10,000 per month.

     4.   Ratification.  In all other respects, the parties affirm and ratify
          ------------
the Employment Agreement.

EMPLOYEE:                     NUVISION, INC.


 /S/ JONATHAN E. RAVEN        By: /S/ ELI SHAPIRO
- ---------------------------      -------------------------
Jonathan E. Raven                Eli Shapiro
                              Its: Chairman of the Board